Filed Pursuant to Rule 433
                                                      File No.: 333-129159-27

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and the offering. You may get these documents at no charge by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus at no charge if you request by calling toll-free 1-877-858-5407.

                                            THE SERIES 2006-14 CERTIFICATES
                              Initial      Pass-
                             Principal   Through
Class                        Balance(1)    Rate     Principal Types       Interest Types       CUSIP
------------------------    ------------  ------  --------------------    --------------    -----------
Offered Certificates
Class A-1                   $582,302,000  6.000%  Senior, Pass-Through    Fixed Rate        94984K AA 6
Class A-PO                      $297,004  0.000%  Senior, Ratio Strip     Principal Only    94984K AB 4
Class A-R                           $100  6.000%  Senior, Sequential Pay  Fixed Rate        94984K AC 2
Class B-1                     $9,605,000  6.000%  Subordinated            Fixed Rate        94984K AD 0
Class B-2                     $3,301,000  6.000%  Subordinated            Fixed Rate        94984K AE 8
Class B-3                     $1,801,000  6.000%  Subordinated            Fixed Rate        94984K AF 5
Non-Offered Certificates
Class B-4                     $1,201,000  6.000%  Subordinated            Fixed Rate        94984K AG 3
Class B-5                       $900,000  6.000%  Subordinated            Fixed Rate        94984K AH 1
Class B-6                       $901,349  6.000%  Subordinated            Fixed Rate        94984K AJ 7

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(1)     Approximate. The initial principal balances are subject to adjustment.

Allocation of Amount to be Distributed on the Class A Non-PO Certificates

      I. On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Non-PO Principal Distribution Amount will be allocated among and distributed in reduction of the Principal Balances of the Class A Non-PO Certificates, sequentially, to the Class A-R and Class A-1 Certificates.